Exhibit 99.1

Kewaunee Scientific Announces

Promotion of David M. Rausch

Exchange:	NASDAQ (KEQU)	Contact:	D. M. Parker
704-871-3290

STATESVILLE, NC, March 13, 2012/PRNewsire/— Kewaunee Scientific Corporation (Nasdaq: KEQU) today announced that at a meeting of its Board of Directors held on March 12, 2012, David M. Rausch, age 53, was elected President and Chief Operating Officer of the Company.

Mr. Rausch joined the Company in 1994 and has served in numerous senior management roles, most recently as Senior Vice President of Construction Services, and since May 2011 as General Manager of the Laminate Furniture Division of Kewaunee. His background includes a BS in Business Administration from National-Louis University, in Evanston, Illinois, and more than 30 years of experience within our industry.

William A. Shumaker, previously the Chairman of the Board, President and Chief Executive Officer, will continue his role as Chairman of the Board and Chief Executive Officer.

“David’s proven leadership abilities and excellent contributions to Kewaunee since joining us in 1994 make him a perfect fit within the Company’s strategic initiatives and ongoing succession planning for the future. I am confident David will continue to serve the Company well in his new role, drawing from his extensive knowledge gained through a variety of positions he has held in our industry,” said William A. Shumaker.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, technical, and laminate furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches. Laminate furniture includes laminate casework, systems, and related products for educational, healthcare, and industrial applications.

The Company’s corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC, serving the domestic and international markets. One manufacturing facility is located in Bangalore, India, serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 — 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 — FAX 704-873-1275